EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998

                                                Three Months        Six Months
                                                   Ended               Ended
                                               June 30, 1998       June 30, 1998
                                               -------------       -------------
                                                   (000's, except share data)

Weighted average number of shares outstanding    12,467,786         12,456,024
                                                -----------        -----------
Assuming exercise of options reduced by
   the number of shares which could have
   been purchased with the proceeds from
   exercise of such options                       1,229,868          1,241,399
                                                -----------        -----------
Adjusted weighted average shares                 13,697,654         13,697,423
                                                ===========        ===========
Net income available to common shareholders     $     4,952        $     7,903
                                                ===========        ===========
Basic earnings per share                        $      0.40        $      0.63
                                                -----------        -----------
Diluted earnings per share                      $      0.36        $      0.58
                                                ===========        ===========


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